EXHIBIT 99.1



                                [GRAPHIC OMITTED]



                             FOR IMMEDIATE RELEASE
                             ---------------------

CONTACT          or                     Investor Relations Counsel
-------
Mitchell Binder                         Linda Latman, 212-836-9609
Acting Chief Executive Officer          Lena Cati, 212-836-9611
631-435-8300                            The Equity Group Inc.

             ORBIT INTERNATIONAL CORP. REPORTS 2010 FOURTH QUARTER
             -----------------------------------------------------
                              AND YEAR-END RESULTS
                              --------------------

 LOOKS FOR SIGNIFICANT IMPROVEMENT IN 2011 DUE TO 8.9% INCREASE IN BACKLOG AND
 -----------------------------------------------------------------------------
                                  LOWER COSTS
                                  -----------


Hauppauge, New York, March 10, 2011 -- Orbit International Corp. (NASDAQ:ORBT), an electronics manufacturer and software solution provider, today announced results for the fourth quarter and year ended December 31, 2010. The Company noted that the results for the final quarter and year were adversely affected by a non-recurring expense in connection with the non-renewal of the employment contract of its former President and CEO ("senior officer expense") at 2010 year-end.

FOURTH  QUARTER  2010VS.  FOURTH QUARTER  2009
---------------------------------------------
-     Net  sales  declined  by  7.3%  to  $6,946,000  compared  to  $7,489,000;
- Gross margin declined to 32.6% from 42.3% due, in part, to 2010 inventory write-downs and inventory disposals due to obsolescence;
- The net loss for the quarter was $3,028,000 ($0.66 loss per share) compared to a net loss of $1,580,000 ($0.36 loss per share). The net loss for the current period included a charge of $2,000,000 for the senior officer expense (including a non-cash charge of $312,000 due to accelerated stock vesting) and $924,000 of non-cash impairment charges taken in connection with recorded intangible assets and goodwill related to its Integrated Combat Systems, Inc. ("ICS") subsidiary. Excluding these charges, the net loss for the quarter was $104,000; and,
- For the final quarter of 2009, there was a net loss of $1,580,000 or $0.36 per share which included $2,048,000 of non-cash impairment charges taken in connection with recorded intangible assets and goodwill related to its ICS subsidiary.

YEAR  END  2010VS.  YEAR  END  2009
-----------------------------------
-     Net  sales  increased  slightly  to  $26,749,000  from  $26,518,000;
-     Gross margin was 35.4% compared to 40.5%;
- The net loss for 2010 was $3,025,000 ($0.66 loss per share) compared to a net loss of $1,607,000 ($0.37 loss per share). The net loss for the current period included a charge of $2,000,000 for the senior officer expense (including a non-cash charge of $312,000 due to accelerated stock vesting) and $924,000 of non-cash impairment charges taken in connection with recorded intangible assets and goodwill related to its ICS subsidiary. Excluding these charges, the net loss for the year was $101,000; and,
- For 2009, there was a net loss of $1,607,000 or $0.37 per share which included $2,048,000 of non-cash impairment charges taken in connection with recorded intangible assets and goodwill related to its ICS subsidiary.


Mitchell Binder, Acting Chief Executive Officer stated, "We expect revenue and profitability to improve in 2011 due to a number of factors:
- Backlog at December 31, 2010 was $20.1 million, up 8.9% from $18.4 million at year-end 2009, which had been reduced by $2.1 million due to a cancelled order. In addition, our ICS subsidiary booked a $1.1 million order for the MK-437 in February 2011. The prior year's order for the MK-437 was already reflected into our prior year-end backlog.
- Additionally, 2010 was a good year for bookings. Our Behlman division booked $10.46 million in new orders, an 8.9% increase over 2009 and the Orbit Instrument division exceeded $11 million in new orders. Similarly, ICS and Tulip divisions also had a strong year of bookings.
- Favorable trends continued in 2011; for January and February of 2011, bookings/orders aggregated approximately $4.9 million.
- Our cost structure in 2010 included compensation for our former CEO, whose contact was not renewed at December 31, 2010. Without his compensation, our operating expenses in 2011 will be considerably lower than in 2010.
- All goodwill and intangible assets of ICS have been entirely written off as of December 31, 2010.
- In addition, we recently renegotiated the lease terms of our Hauppauge facility resulting in an expense reduction of approximately $100,000 per year effective January 1, 2011 through December 31, 2019.
- Because of the operating leverage inherent in our business, a modest internal growth rate historically produces double digit bottom line improvement."

Mr. Binder added, "We are focusing on growing our Company both organically and through acquisitions. While pursuing new business opportunities, we continue to harvest production orders and repeat business from what were once prototype awards. To grow our business faster and to achieve better utilization at our existing facilities, we are looking into synergistic acquisitions."

David Goldman, Acting Chief Financial Officer, noted, "Due to the loss during the current fourth quarter and the liability associated with the senior officer expense, the Company was not in compliance with one of its financial covenants with its primary lender. The Company has met with its primary lender and is currently seeking a waiver for the fourth quarter and an amendment to the financial covenant for the first two quarters in 2011. The Company believes it will obtain such waiver and amendment from its lender, but there is no assurance that these will be obtained. In the event that the waiver and amendment are not obtained, all long-term debt reflected in the Company's financial statements would be reclassified to current liabilities. The Company expects to be back in compliance with the original financial covenant by the third quarter."

Mr. Goldman added, "Our financial condition remains strong. At December 31, 2010, total current assets were $19,566,000 versus total current liabilities of $4,560,000 for a 4.3 to 1 current ratio. Our cash, cash equivalents and marketable securities as of December 31, 2010 were approximately $2.1 million. To enhance future cash flow, we have approximately $22 million and $8 million in federal and state net operating loss carryforwards, respectively, to shield profits from federal and state taxes. Our tangible book value at December 31, 2010 decreased to $3.07 per share, compared to $3.45 per share at September 30, 2010, and $3.43 at December 31, 2009."

CONFERENCE  CALL
----------------
The Company will hold a conference call for investors today, March 10, 2011, at 2:00 p.m. ET. Interested parties may participate in the call by dialing 201-689-8037; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call. After opening remarks, there will be a question and answer period. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit's website. We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky. Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment. The Behlman military division designs, manufactures and sells power units and electronic products for measurement and display.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit's operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Orbit International's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports. For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

                           (See Accompanying Tables)





                                       ORBIT INTERNATIONAL CORP.
                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             THREE MONTHS ENDED          YEAR ENDED
                                                                 DECEMBER 31,           DECEMBER 31,
                                                                 (UNAUDITED)     (UNAUDITED)      (AUDITED)
                                                               2010        2009        2010        2009
                                                              -----       -----        ----       ------
Net sales                                                   $ 6,946     $ 7,489     $26,749     $26,518

Cost of sales                                                 4,679       4,319      17,273      15,790
                                                              -----       -----      ------     -------
Gross profit                                                  2,267       3,170       9,476      10,728

Selling, general and administrative expenses                  2,368       2,697       9,614      10,248


Costs related to non-renewal of senior officer contract       2,000           -       2,000           -

Impairment of intangible assets                                 129       1,622         129       1,622

Goodwill impairment                                             795         426         795         426

Interest expense                                                 53          67         225         208

Investment and other (income) expense                           (62)        (51)       (275)       (208)
                                                             -------     -------     ------      -------
Net loss before taxes                                        (3,016)     (1,591)     (3,012)     (1,568)

Income tax provision (benefit)                                   12         (11)         13          39
                                                            -------     --------    -------     --------
Net loss                                                    $(3,028)    $(1,580)    $(3,025)    $(1,607)
                                                            =======     =======     =======     =======

Basic loss per share                                        $ (0.66)    $ (0.36)    $ (0.66)    $ (0.37)

Diluted loss per share                                      $ (0.66)    $ (0.36)    $ (0.66)    $ (0.37)

Weighted average number of shares outstanding:
 Basic                                                        4,616       4,339       4,563       4,365
 Diluted                                                      4,616       4,339       4,563       4,365



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


                                    ORBIT INTERNATIONAL CORP.
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                           (UNAUDITED)
                                                       THREE MONTHS ENDED          YEAR ENDED
                                                           DECEMBER 31,            DECEMBER 31,
                                                        2010        2009        2010        2009
                                                       -----        ----        -----       -----
EBITDA Reconciliation (as adjusted)
-------------------------------------------------
Net loss                                             $(3,028)    $(1,580)    $(3,025)    $(1,607)
Interest expense                                          53          67         225         208
Tax (benefit) expense                                     12         (11)         13          39
Depreciation and amortization                             76         201         376         739
Goodwill and intangible asset impairment                 924       2,048         924       2,048
Stock based compensation                                 399          77         656         310
                                                     -------     --------    --------    --------
EBITDA, as adjusted (1)                              $(1,564)    $   802     $  (831)    $ 1,737
                                                     ========    =======     ========   ========

Adjusted EBITDA Per Diluted Share Reconciliation
-------------------------------------------------
Net loss                                             $ (0.66)    $ (0.36)    $ (0.66)    $ (0.37)
Interest expense                                        0.01        0.01        0.05        0.05
Tax (benefit) expense                                   0.00       (0.00)       0.00        0.01
Depreciation and amortization                           0.02        0.05        0.08        0.17
Goodwill and intangible asset impairment                0.20        0.47        0.21        0.47
Stock based compensation                                0.09        0.01        0.14        0.07
                                                     -------     -------     -------    --------
EBITDA, as adjusted,
per diluted share (1)                                $ (0.34)    $  0.18     $ (0.18)    $  0.40
                                                     ========    =======     =======     =======

(1) The EBITDA tables (as adjusted) presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses adjusted EBITDA to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA is also a useful indicator of the income generated to service debt.  EBITDA
(as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, goodwill impairment, income taxes and stock based compensation. Adjusted EBITDA as presented herein may not be comparable to similarly named measures reported by other companies.  The weighted average diluted shares used for the three months and twelve months ended December 31, 2010 was 4,616,000 and 4,563,000, respectively; and for the three months and twelve months ended December 31, 2009 was 4,331,000


Reconciliation of EBITDA, as adjusted,                 YEAR ENDED
to cash flows from operating activities (1)           DECEMBER 31,
--------------------------------------------         --------------
                                                     2010       2009
                                                    -----      ------
EBITDA (as adjusted)                               $ (831)    $1,737
Interest expense                                     (225)      (208)
Tax expense                                           (13)       (39)
Bond amortization                                       1          6
Bad debt expense                                        -         10
Gain on sale of marketable securities                (129)       (26)
Unrealized loss on unmarketable securities              -         39
Deferred income                                       (85)       (86)
Net change in operating assets and liabilities      1,956        741
                                                   ------     -------
Cash flows from operating activities               $  674     $2,174
                                                   ======    =======



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


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ORBIT INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS


                                                                                          DECEMBER 31, 2010  DECEMBER 31, 2009
                                                                                         ------------------  -----------------
ASSETS
Current assets:
   Cash and cash equivalents                                                                   $ 1,964,000     $ 2,078,000
   Investments in marketable securities                                                            146,000       1,019,000
   Accounts receivable, less allowance for doubtful accounts                                     3,927,000       3,857,000
   Inventories                                                                                  11,627,000      11,624,000
   Costs and estimated earnings in excess of billings on   uncompleted contracts                   468,000       1,079,000
   Deferred tax asset                                                                              391,000         714,000
   Other current assets                                                                          1,043,000         287,000
                                                                                                ----------      ----------
                            Total current assets                                                19,566,000      20,658,000

Property and equipment, net                                                                      1,172,000       1,246,000
Goodwill                                                                                         1,688,000       2,483,000
Intangible assets, net                                                                                   -         227,000
Deferred tax asset                                                                               1,847,000       1,403,000
Other assets                                                                                       106,000         661,000
                                                                                               -----------     -----------
 Total assets                                                                                  $24,379,000     $26,678,000
                                                                                               ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long term obligations                                                    $   931,000     $   995,000
   Notes payable-bank                                                                              387,000         988,000
   Accounts payable                                                                                794,000         841,000
   Liability associated with former senior officer                                               1,194,000               -
   Income taxes payable                                                                                  -          57,000
   Accrued expenses                                                                              1,051,000       1,102,000
   Customer advances                                                                               118,000          32,000
   Deferred income                                                                                  85,000          85,000
                                                                                                 ---------       ---------
                             Total current liabilities                                           4,560,000       4,100,000

Deferred income                                                                                     86,000         171,000
Liability associated with former senior officer                                                    494,000               -
Long-term obligations                                                                            3,026,000       4,034,000
                                                                                                 ---------       ---------
    Total liabilities                                                                            8,166,000       8,305,000

Stockholders' Equity
 Common stock                                                                                      510,000         493,000
 Additional paid-in capital                                                                     22,360,000      21,464,000
 Treasury stock                                                                                   (915,000)       (913,000)
 Accumulated other comprehensive gain                                                               19,000          65,000
 Accumulated deficit                                                                            (5,761,000)     (2,736,000)
                                                                                                ----------      -----------
     Stockholders' equity                                                                       16,213,000      18,373,000

     Total liabilities and stockholders' equity                                                $24,379,000     $26,678,000
                                                                                               ===========     ===========